May 25, 1999

Mr. Richard S. Willis
2168 Adair Street
San Marino, CA 91108

Dear Rich,

This letter will confirm our offer to you to become Executive Vice President and Chief Financial Officer reporting to Mary George at our San Jose facility effective Monday, April 5, 1999.

The following benefits are provided as a part of the overall benefits package:

1. Your base compensation will be at an annual rate of $250,000 (pay periods bi-weekly) with a bonus opportunity of up to 50% of your annual salary. The incentive plan will be explained in more detail upon your arrival at Bell Sports.

2. Your bonus eligibility will begin July 1, 1999, the beginning of our fiscal year 2000. You must be a regular full time employee at the time of distribution to be eligible to receive bonus payments.

3. You will have the opportunity to Participate in the Bell Sports Investment and Incentive Plans. Your maximum investment will be $500,000. This amount will entitle you to 9,555 Series A Preferred shares, 7,937 Class A Common shares, 12,500 Class B Common shares and 12,000 Class C common shares.

4. A performance review will be completed six (6) months from your date of hire. Salary reviews are conducted annually.

5. You will begin to accrue vacation at the rate of 1.54 hours per week, after your first thirty days of service. You are eligible to accrue two (2) weeks of vacation time a year, through your fifth year of service.

6. You will be eligible to join the Bell Sports insurance plan within 30 days of your hire date, during any other open enrollment period or within thirty days of a qualified event. The next expected open enrollment period is December of 1999, with a benefit start date of January 1, 2000. You have a choice of two health programs. The first is a group health program through General American with a payroll deduction of $11.00 per week for individual coverage and $34.00 per week for family. The second is Kaiser HMO with a payroll deduction of $8.00 per week for individual coverage, $21.00 for single plus one and $28.00 per week for family coverage. Dental coverage is through General American and is included in the above rates. In addition, you will be reimbursed for all medical and dental expenses for yourself and your covered dependents that are not covered under these medical and dental plans including any and all deductibles and co-payments.

7. You become eligible for the Bell Sports 401(k) Retirement program on the next January 1st, April 1st, July 1st or October 1st, following six months of service. This plan features a rollover provision which would allow you to immediately rollover any 401(k) funds that you may have into the Bell Sports Plan.

8. This offer is contingent upon your agreeing to and signing the Bell Sports standard "Confidentiality and Non-Competition Agreement."

9. Taxes, by law, are required to be withheld on all forms of compensation and benefits provided you by Bell Sports. If you have any questions regarding your tax implications, you should consider contacting your tax advisor/tax preparer.

10. You should note that Bell Sports is an at-will employer and that your employment can be terminated by either party at any time with or without cause.
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11.  For involuntary termination without cause, the Company will continue to pay your Base Salary and all other benefits including those outlined in point number 6 above, (excluding Bonus and 401K) for a period of one year following the date of termination.

If there are any questions about our offer, please call and we will discuss. As you know, I am extremely excited about the opportunities here at Bell Sports and sincerely hope that you will become a part of this dynamic organization. I look forward to the opportunity of working with you.

Sincerely,

/s/ Mary J. George
- -----------------------------------
Mary George
Chief Executive Officer

My signature confirms acceptance of the position.

/s/ Richard Willis                                             9/23/99
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Richard Willis                                                 Date